AMENDED AND RESTATED EXCHANGE AGREEMENT

This AMENDED AND RESTATED EXCHANGE AGREEMENT (this “Agreement”), dated as of August 15, 2008, is among PSi Technologies Holdings, Inc., a corporation organized and existing under the laws of the Philippines (“Holdings”), PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines and the principal operating subsidiary of Holdings (the “Company”), and Merrill Lynch Global Emerging Markets Partners, LLC (“Purchaser”).

WHEREAS, any benefit to the Company is deemed a benefit to Holdings, and in consideration for the Invested Principal Amount (as defined below) paid to the Company, Purchaser received 10.00% Exchangeable Senior Subordinated Notes Due 2009 of the Company (as amended, the “Notes”), pursuant to the Purchase Agreement, dated as of July 3, 2003 (the “Purchase Agreement”), among Holdings, the Company and Purchaser;

WHEREAS, the parties have agreed that the Notes owned by Purchaser are to be exchangeable into Common Stock (as defined below) at any time and from time to time; and

WHEREAS, the parties entered into an initial exchange agreement, dated as of July 3, 2003, relating to the Notes owned by the Purchaser, which the parties now desire to hereby amend and restate in its entirety.

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed by the parties as follows:

1.           Definitions

(a)           Unless otherwise defined herein, the terms below shall have the following meanings (such meanings being equally applicable to singular and plural forms of the terms defined):

“ADSs” means the American Depositary Shares of Holdings, each ADS representing one share of Common Stock.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Converted Principal” means, at a specified date, the sum of all the Conversion Principal Amounts in respect of which Holdings issued shares of Common Stock to Purchaser from the date hereof to such specified date.

“Board” means the board of directors of Holdings.

“BSP” means the Bangko Sentral ng Pilipinas or the central monetary authority of the Philippines or any Governmental Authority of the Philippines that assumes the functions thereof.

“BSRD” means the Bangko Sentral Registration Document issued by the BSP, which allows the holder to source foreign exchange from the Philippine banking system.

“Business Day” means any day other than a Saturday, Sunday or any other day that is a legal holiday under the laws of the State of New York or Taguig, Philippines or a day on which national banking associations in New York or Taguig, Philippines are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock, par value PHP 1 2/3 per share of Holdings.

“Controls” means (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Principal Amount” means, at a specified date, (a) an amount set forth in an Exchange Notice that represents the portion of the Current Invested Principal Amount of the Notes that Purchaser is requesting to be converted into Common Stock pursuant to such Exchange Notice or (b) an amount set forth in a Mandatory Issuance Notice that represents the portion of the Current Invested Principal Amount of the Notes that the Purchaser is requesting to be used to calculate the number of shares of Common Stock to be issued in the Mandatory Issuance relating to such Mandatory Issuance Notice.

“Current Invested Principal Amount” means, at a specified date, an amount equal to the Invested Principal Amount less the Aggregate Converted Principal, in each case, from the date hereof to such specified date.

“Current Market Price” means in respect of any share of Common Stock on any date herein specified the average of the daily market prices of the Common Stock or ADSs for five consecutive trading days commencing ten trading days before the public announcement of any sale or other issuance of Common Stock or Common Stock Equivalents.  The daily market price for each such trading day shall be the last reported sale price on such day on the Nasdaq National Market (the “Nasdaq”) or, if the Common Stock or ADSs are not so listed or admitted, the last reported sale price on such day on the Nasdaq or any other trading facility on which such Common Stock or ADSs are then listed; provided, however, that if no sale takes place on such day on any such exchange, market or trading facility, the average of the last reported closing bid and ask prices on such day as officially quoted on such exchange, market or trading facility shall be the daily market price for such trading day.  If the Common Stock or ADSs are not listed on Nasdaq or any other trading facility at the time of such calculation, the “Current Market Price” of one share of Common Stock shall be determined by the Board in good faith.

“Encumbrance” means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance, other than as established by, under or in connection with, the terms of this Agreement, the Notes or the Purchase Agreement, and the Subscription Agreement and the Note Assignment, if applicable, or the transactions contemplated thereby.

“Governmental Agency” means any supranational, multinational, municipal, provincial, federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

“Holder” shall mean Purchaser and any transferee of Purchaser.

“Invested Principal Amount” means USD$5,656,714, plus any accreted interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes.

“Law” means all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions, orders, judgments or decrees of courts having the effect of law in each such jurisdiction.

“Person” shall mean any individual, corporation, partnership, joint venture, firm, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Philippine SEC” means the Securities and Exchange Commission of the Philippines.

“PHP” shall mean the lawful currency of the Philippines.

“Regulation” means any rule or regulation of any Governmental Agency having the effect of Law or any rule or regulation of any self-regulatory organization.

“Securities Act” means the Securities Act of 1933 of the United States, as amended.

(b)           The following terms have the meanings set forth in the section set forth opposite such term:

“2005 Note”	6(a)(iii)
“Agreement”	Preamble
“Closing”	3(e)
“Closing Date”	2(e)
“Common Stock Equivalents”	5(b)
“Company”	Preamble

“Contributed Amount”	6(a)(iii)
“Exchange Closing”	2(e)
“Exchange Notice”	2(c)
“Exchange Right”	2(a)
“Exchange Shares”	2(i)
“Exchange Shares Subscription Agreement”	2(c)
“Exchange Subsequent Closing”	2(c)
“Extraordinary Common Stock Event”	5(e)
“Holdings”	Preamble
“Issuance Purchase Price”	3(a)
“Mandatory Issuance”	3(a)
“Mandatory Issuance Closing”	3(e)
“Mandatory Issuance Closing Date”	3(e)
“Mandatory Issuance Notice”	3(b)
“Mandatory Issuance Rights”	3(a)
“Mandatory Issuance Shares”	3(f)(i)
“Mandatory Issuance Shares Subscription Agreement”	3(c)(ii)
“Mandatory Issuance Subsequent Closing”	3(d)
“Net Consideration Per Share”	5(c)
“Note Assignment”	2(c)
“Note Exercise Price”	2(a)
“Notes”	Recitals
“Notes BSRD”	6(e)(i)
“Purchase Agreement”	Recitals
“Purchaser”	Preamble
“Redemption Payment”	3(c)
“Shares BSRD”	6(e)(ii)
“Subsequent Closing”	3(d)

2.           Exchange of Notes for Common Stock

(a)           Grant of Exchange Right.  Subject to the terms and conditions set forth herein, Holdings hereby grants Purchaser an irrevocable right to exchange all or part of its Notes for Common Stock (an “Exchange Right”) at a price per share of Common Stock equal to $0.2682 (the “Note Exercise Price”).

The Note Exercise Price is subject to adjustment as set forth in Section 5.

(b)           Exercise Period of Exchange Right.  At any time after the date hereof and from time to time, the Exchange Right may be exercised by Purchaser in its sole discretion, in whole or in part until such time as all of the Notes are exchanged for Common Stock, paid at maturity or redeemed in accordance with their terms.

(c)           Exercise of Exchange Right.  The Exchange Right shall be exercised by written notice from Purchaser to Holdings (an “Exchange Notice”) stating that Purchaser desires to exercise an Exchange Right and setting forth:  (i) the proposed closing date, which (subject to the earlier satisfaction or waiver of the condition set forth in Section 7) shall be within three days after the date of delivery of such notice with respect to shares of Common Stock issuable from the unissued authorized capital stock of Holdings and within three days after the approval by the Philippine SEC of the necessary increase in authorized capital stock of Holdings with respect to shares of Common Stock issuable from an increase in the authorized capital stock of Holdings; provided, however, if Holdings has not received the Notes BSRD described in Section 6(e) by such third day after the delivery of the Exchange Notice, the Closing shall occur as soon as practicable following the receipt of such Notes BSRD by Holdings, and (ii) the amount of Notes to be exchanged expressed as a Conversion Principal Amount and such Conversion Principal Amount shall be in multiples of $25,000 or, in the case of the exchange of all outstanding Notes, such remainder of the Conversion Principal Amount.  Concurrent with the delivery of the Exchange Notice with respect to shares of Common stock issuable from the unissued authorized capital stock and within three (3) Business Days after stockholders representing at least two-thirds of the outstanding capital stock of Holdings approve the necessary increase in authorized capital stock with respect to shares of Common Stock issuable from an increase in authorized capital stock of Holdings, Purchaser shall deliver to Holdings (A) an executed signature page of the Exchange Shares Subscription Agreement attached hereto as Exhibit A (“Exchange Shares Subscription Agreement”), (B) an executed signature page of the Note Assignment, a form of which is attached hereto as Exhibit B (“Note Assignment”), (C) such number of Notes owned by Purchaser with an aggregate principal amount equal to the Conversion Principal Amount as set forth in the Exchange Notice to which the Exchange Notice relates together with the Note Assignment duly executed by Purchaser.  Upon such delivery and subject to Section 6(a)(iii), Holdings shall receive the relevant Notes and all the rights pertaining to a holder thereof other than the Exchange Rights.

(d)           Exchange of Notes.  i)  The Exchange Right will be deemed to be exercised on the date of delivery of the Exchange Notice.  The number of shares of Common Stock to be issued and delivered to Purchaser in connection with the delivery of the Exchange Notice shall be determined by dividing the Conversion Principal Amount as set forth in such Exchange Notice by the Note Exercise Price then in effect.

(ii)           Any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) in respect of any Notes to be exchanged into shares of Common Stock pursuant to an Exchange Notice shall be paid in cash at the time such Notes are exchanged.

(iii)           No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the exchange of the Note.  In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Note Exercise Price multiplied by such fraction.

(e)           Closing.  The consummation of the exchange of Notes for Exchange Shares contemplated by this Agreement (the “Exchange Closing”) shall occur within three days after the date of delivery of an Exchange Notice with respect to shares of Common Stock issuable from the unissued authorized capital stock of Holdings and within three days after the approval by the Philippine SEC of the necessary increase in authorized capital stock of Holdings with respect to shares of Common Stock issuable from an increase in the authorized capital stock of Holdings (each, a “Closing Date”); provided, however, if Holdings has not received the Notes

 BSRD described in Section 6(d) by such third day after the delivery of the Exchange Notice, the Closing shall occur as soon as practicable following the receipt of such Notes BSRD  by Holdings and the Company.  In the event that all of Purchaser’s Notes are not exchanged pursuant to this Agreement at the relevant Closing, Purchaser may engage in successive closings (each, an “Exchange Subsequent Closing”) with respect to the completion of the exchange of its Notes for Common Stock.

(f)           Closing Deliveries.

(i)           At the Exchange Closing or any Exchange Subsequent Closing, as the case may be, Holdings shall deliver to Purchaser (A) certificates evidencing such number of shares of Common Stock (as calculated in accordance with Section 2(d) above) (the “Exchange Shares”), pursuant to the Exchange Notice to which the Exchange Closing or such Exchange Subsequent Closing relates, in definitive form and registered in the name of Purchaser and/or such assigns permitted pursuant to the Note and in such denominations as Purchaser shall reasonably request, (B) proof of the payment prior to such Closing Date of applicable documentary stamp taxes and any other fees or costs imposed on the issuance of the Exchange Shares by any Governmental Agency having jurisdiction over such issuance, (C) one or more of the Notes BSRDs, covering such amounts as necessary to cause the registration of the Exchange Shares with the BSP and any other document, certificate or report that may be required by the BSP in respect of such registration and (D) the fee contemplated by Section 6(a)(iii)(a).

(ii)           At the Exchange Closing or any Exchange Subsequent Closing, as the case may be, the Company shall deliver to Purchaser (A) an amount in cash equal to any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) in respect of the Notes exchanged into Common Stock pursuant to the Exchange Notice delivered to Holdings under Section 2(d) above and (B) a new Note representing the Current Invested Principal Amount, if any.

3.           Mandatory Issuance of Common Stock

(a)           Mandatory Issuance Rights.  Subject to the terms and conditions set forth herein, at any time after the date hereof and from time to time, Purchaser, in its sole discretion, may elect to replace all of its Exchange Rights with the right (the “Mandatory Issuance Rights”) to (i) assign a portion or all of the Notes to Holdings; provided, however, that prior to such assignment, the Company shall redeem a portion of such Notes pursuant to Section 3(c) hereof, and (ii) subscribe for shares of Common Stock (the “Mandatory Issuance”) at a price per share equal to the then par value of one share of Common Stock (the “Issuance Purchase Price”).

(b)           Exercise of Mandatory Issuance Rights.  The Mandatory Issuance Right shall be exercised by written notice from Purchaser to Holdings (a “Mandatory Issuance Notice”) stating that Purchaser desires to exercise a Mandatory Issuance Right and setting forth:  (i) the proposed closing date, which (subject to the earlier satisfaction or waiver of the condition set forth in Section 7) shall be within three days after the date of delivery of such notice with respect to shares of Common Stock issuable from the unissued authorized capital stock of Holdings and within three days after the approval by the Philippine SEC of the necessary increase in authorized capital stock of Holdings with respect to shares of Common Stock issuable from an increase in the authorized capital stock of Holdings, and (ii) the number of shares of Common Stock to be issued to Purchaser in connection with the delivery of the Mandatory Issuance Notice, which shall be determined by dividing (A) the Conversion Principal Amount specified in the Mandatory Issuance Notice by (B) the Note Exercise Price then in effect; provided, however, that if the Holder would receive any fractional share of Common Stock pursuant to this calculation, Holdings shall make a cash payment to Purchaser equal to the Note Exercise Price then in effect multiplied by such fraction.  Concurrently with the delivery of a Mandatory Issuance Notice, Purchaser shall deliver to Holdings (A) an executed signature page of the Subscription Agreement, (B) an executed signature page of the Note Assignment, (C) such number of Notes owned by Purchaser with an aggregate principal amount equal to the Conversion Principal Amount as set forth in the Mandatory Issuance Notice to which the Mandatory Issuance relates, together with an instrument of transfer reasonably satisfactory to Holdings duly executed by Purchaser, and (D) the Issuance Purchase Price for the Mandatory Issuance Shares.  Upon such delivery, and subject to Section 3(c) below, Holdings shall receive the relevant Notes and all the rights pertaining to a holder thereof other than the Mandatory Issuance Rights.

(c)           Redemption of Notes and Transfer of Notes.  (i) Within fourteen (14) days from the delivery of the Mandatory Issuance Notice with respect to shares of Common Stock issuable from unissued authorized capital stock of Holdings and within fourteen (14) days after stockholders representing at least two-thirds of the outstanding capital stock of Holdings approve the necessary increase in authorized capital stock with respect to shares of Common Stock issuable from an increase in authorized capital stock of Holdings, the Company shall redeem from Purchaser for a cash payment (including any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) relating to such redeemed Notes, the “Redemption Payment”) a portion of the Conversion Principal Amount of the Notes specified in the Mandatory Issuance Notice equal to the Issuance Purchase Price of the Shares being issued in the Mandatory Issuance.  Such redemption shall not be taken into account in calculating the number of Mandatory Issuance Shares to be issued pursuant to Section 3(b)(ii) above.

(ii)           Within fourteen (14) days from the delivery of the Mandatory Issuance Notice with respect to shares of Common Stock issuable from unissued authorized capital stock of Holdings, and within fourteen (14) days after stockholders representing at least two-thirds of the outstanding capital stock of Holdings approve the necessary increase in authorized capital stock with respect to shares of Common Stock issuable from an increase in authorized capital stock of Holdings, (A) each of Holdings and the Company shall deliver to the Purchaser and the Purchaser shall deliver to Holdings, an executed signature page of the Mandatory Issuance Shares Subscription Agreement, a form of which is attached hereto as Exhibit C (the “Mandatory Issuance Shares Subscription Agreement”), (B) Holdings shall deliver to the Purchaser and the Purchaser to Holdings, an executed signature page of the Note Assignment, (C) the Company  shall deliver to the Purchaser the Redemption Payment, and (D)  the Purchaser shall deliver to Holdings the Issuance Purchase Price and such number of Notes owned by Purchaser with an aggregate principal amount equal to the Conversion Principal Amount as set forth in the Mandatory Issuance Notice to which the Mandatory Issuance relates, together with the relevant

  Note Assignment, it being understood that the actions contemplated by the foregoing clauses (A) through (C) shall occur concurrently.  Thereafter, Holdings shall receive the relevant Notes and all the rights pertaining to a holder thereof other than the Mandatory Share Issuance Rights.

(d)           Payment of Interest.  Any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to Section 2.01 of the Notes) on the assigned Notes shall be paid in cash at the time such Notes are assigned.

(e)           Closing.  The consummation of the Mandatory Issuance contemplated by this Agreement (the “ Mandatory Issuance Closing”, together with the Exchange Closing, the “Closing”) shall occur within three days after the date of delivery of a Mandatory Issuance Notice with respect to shares of Common Stock issuable from the unissued authorized capital stock of Holdings and within three days after the approval by the Philippine SEC of the necessary increase in authorized capital stock of Holdings with respect to shares of Common Stock issuable from an increase in the authorized capital stock of Holdings (each, a “Mandatory Issuance Closing Date”).  In the event that all of Purchaser’s Notes are not assigned pursuant to this Agreement at the Mandatory Issuance Closing, Purchaser may engage in successive closings (each, a “Mandatory Issuance Subsequent Closing”, together with an Exchange Subsequent Closing, a “Subsequent Closing”) with respect to the completion of the Mandatory Issuance.

(f)           Closing Deliveries.

(i)           At the Mandatory Issuance Closing or any Mandatory Issuance Subsequent Closing, as the case may be, Holdings shall deliver to Purchaser (A) certificates evidencing such number of shares of Common Stock (as calculated in accordance with Section 3(b)(ii) above) (the “Mandatory Issuance Shares”), pursuant to the Mandatory Issuance Notice to which the Mandatory Issuance Closing or such Mandatory Issuance Subsequent Closing relates, in definitive form and registered in the name of Purchaser and/or such assigns permitted pursuant to the Note and in such denominations as Purchaser shall reasonably request and (B) proof of the payment prior to such Mandatory Issuance Closing Date of applicable documentary stamp taxes and any other fees or costs imposed on the issuance of the Mandatory Issuance Shares by any Governmental Agency having jurisdiction over such issuance.

(ii)           At the Mandatory Issuance Closing or any Mandatory Issuance Subsequent Closing, as the case may be, the Company shall deliver to Purchaser (A) an amount in cash equal to the sum of (x) any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant Section 2.01 of the Notes) in respect of the Notes assigned pursuant to the Mandatory Issuance Notice delivered to Holdings under Section 3(b)(ii) above, (y) any cash payment in lieu of any fractional share of Common Stock pursuant to Section 3(b)(ii) above, and (z) the Redemption Payment, and (B) a new Note representing the Current Invested Principal Amount, if any.

4.           Representations and Warranties of Holdings and Purchaser

(a)           As of the date hereof and as of the date of the Closing and each Subsequent Closing, Holdings hereby represents and warrants to Purchaser as follows:

(i)           Existence.  Holdings is a corporation duly organized, validly existing and in good standing under the laws of the Philippines and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated.

(ii)           Authorization and Enforceability.  Holdings has the full power and authority and has taken all required corporate and other action necessary to authorize and permit Holdings to execute and deliver this Agreement and to carry out the terms hereof and to issue and deliver the Common Stock (except to the extent Holdings is required to issue and deliver Common Stock in excess of its authorized capital stock), and none of such actions will violate any provision of Holdings’ Articles of Incorporation or any applicable Law, or rule of any stock exchange where the ADSs are listed, or result in the breach of, or constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument or understanding to which Holdings is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity. The Purchaser acknowledges that the following shall not constitute a breach of the representations and warranties contained in this Section 4.1(a)(ii): (1) Holdings’ non-payment as of the date hereof of documentary stamp taxes that will be due on the issuance of shares of Common Stock issuable under this Agreement or any applicable taxes, fees or costs contemplated by Section 2(f)(i)(B) or 3(f)(ii)(B) of this Agreement, (2) Holdings’ not having secured as of the date hereof an amended Notes BSRD and (3) Holdings’ not having secured as of the date hereof and as of the Closing the Shares BSRD.

(iii)           Issuance of Common Stock.  The shares of Common Stock that may be issued pursuant to this Agreement, when issued and delivered in accordance with this Agreement, will be validly issued and outstanding and will be fully paid, nonassessable and registrable with the BSP.

(b)           As of the date hereof and as of the date of the Closing and each Subsequent Closing, Purchaser hereby represents and warrants to Holdings and the Company as follows:

(i)           Existence.  Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authorization and Enforceability.  Purchaser has the full power and authority and has taken all action necessary to authorize and permit it to execute and deliver this Agreement and to carry out the terms hereof and none of such actions will violate any provision of Purchaser’s organizational documents or any applicable Law, or result in the breach of, or constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument or understanding to which Purchaser is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

(iii)           Securities Laws.  The Purchaser understands that the amendment of the Notes and the issuance of Common Stock pursuant to the Notes and this Agreement is intended to be exempt from registration under the Securities Act.  The Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.  The Purchaser has acquired the Notes (and will acquire the Common Stock pursuant hereto) for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any United States or Philippine securities law.

5.           Anti-Dilution Adjustments

(a)           If Holdings shall, while Purchaser’s Exchange Rights or Mandatory Issuance Rights under this Agreement are outstanding, issue or sell shares of Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share or Net Consideration Per Share (as defined below) less than the Current Market Price in effect immediately prior to such issuance or sale then in such case the Note Exercise Price, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Note Exercise Price by the following fraction:

N0 + N1
N0 + N2

Where:

N0 = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all then exercisable or convertible options, warrants, purchase rights and convertible securities).

N1 = the number of shares of Common Stock which the aggregate consideration (without giving effect to any underwriter’s discounts or commissions) if any (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by Holdings for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Current Market Price in effect immediately prior to such issuance.

N2 = the number of such additional shares of Common Stock so issued or deemed to be issued.

(b)           For purposes of this Section 5, if a part or all of the consideration received by Holdings in connection with the issuance of any securities described in this Section 5 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board or a committee thereof.  For the purposes of this Section 5, the issuance of any warrants, options or subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, including the ADSs, and the issuance of any warrants, options or subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”) shall be deemed an issuance of Common Stock.  For the avoidance of doubt, if a Common Stock Equivalent is issued or sold as part of a unit with any other security of Holdings or its Affiliates that is not independent of a Common Stock Equivalent, such other security shall not constitute a Common Stock Equivalent.  Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises and no additional adjustment of the Note Exercise Price shall be made upon issuance of the Common Stock pertaining thereto.

(c)           For purposes of this Section 5, the “Net Consideration Per Share” which shall be receivable by Holdings for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

(i)           The amount equal to the total amount of consideration, if any, received by Holdings for the issuance of such Common Stock Equivalents (without giving effect to any underwriting discounts or commissions), plus the minimum amount of consideration, if any, payable to Holdings upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(ii)           In each instance such determination shall be made as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(d)           Section 5(a) shall not apply under any of the circumstances that would constitute an Extraordinary Common Stock Event (as described below).  Further, Section 5(a) shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant of options or other Common Stock Equivalents exercisable therefor, to current or former directors, officers, employees and consultants of Holdings or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consulting agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services, provided that in each such case such plan, agreement, or other arrangement or issuance is approved by the vote or consent of the Board.

(e)           Upon the happening of an Extraordinary Common Stock Event (as described below), simultaneously with the happening of such Extraordinary Common Stock Event, the Note Exercise Price shall be adjusted by multiplying the Note Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Note Exercise Price.

An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

(f)           If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or consolidation or merger of Holdings with another corporation, or the sale of all or substantially all of its assets to another corporation or otherwise (other than an Extraordinary Common Stock Event), then in each such event Purchaser shall have the right thereafter to receive upon exercise hereof, in lieu of the number of shares of Common Stock which Purchaser would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property which it would have received upon such reorganization, recapitalization, reclassification or consolidation or merger of Holdings with another corporation, or the sale of all or substantially all of its assets or other change had Purchaser exercised the Exchange Right immediately prior to such reorganization, recapitalization, reclassification or consolidation or merger of Holdings with another corporation, or the sale of all or substantially all of its assets or change, all subject to further adjustment as provided herein.  The provision for such adjustments shall be a condition precedent to the consummation by Holdings of any such transaction.

(g)           Whenever on or after the date of this Agreement the number of shares of Common Stock for which this Exchange Right is exercisable or the Note Exercise Price is adjusted, as herein provided, Holdings shall promptly give notice thereof to Purchaser, in accordance with Section 9(b), by delivering a certificate which sets forth the Note Exercise Price after such adjustment and a brief statement of the facts requiring such adjustment.  Such certificate shall also set forth the kind and amount of stock or other securities or property for which this Exchange Right shall be exercisable following the occurrence of any of the events specified above.  The foregoing anti-dilution adjustments shall not apply to any securities outstanding prior to the date hereof.

6.           Covenants

(a)           Holdings Reservation of the Common Stock; Increase in Authorized but Unissued Common Stock.  (i) Holdings shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exchange of the Notes or pursuant to a Mandatory Issuance, in each case in accordance with this

Agreement, or pursuant to the Exchange Agreement, dated as of June 2, 2005, among Holdings, the Company and Purchaser (the “2005 Exchange Agreement”), the lesser of (A) such number of shares of Common Stock as are issuable upon the exchange of all then outstanding Notes and pursuant to a Mandatory Issuance, in each case  pursuant to this Agreement, and pursuant to the 2005 Exchange Agreement and (B) all of its then authorized but unissued shares of Common Stock.  All shares of Common Stock that are to be issuable upon exercise of the Exchange Right shall, when issued, be duly authorized, duly and validly issued, fully paid and non-assessable and free from all taxes, charges and Encumbrances.  Holdings shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable Law or Regulation or of any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which shall be immediately transmitted by Holdings upon issuance).

(ii)           At any time and from time to time, Purchaser may request that Holdings use its reasonable best efforts to increase the number of its authorized but unissued shares of Common Stock to a number of shares of Common Stock that is not greater than the number of shares of Common Stock that would be issuable (A) upon the exchange of all then outstanding Notes or pursuant to a Mandatory Issuance, in each case pursuant to this Agreement, and (B) pursuant to the 2005 Exchange Agreement.  Following receipt of such a request, Holdings shall use its reasonable best efforts to take all action necessary to increase its authorized but unissued shares of Common Stock accordingly as promptly as practicable thereafter and shall keep Purchaser reasonably informed with respect thereto.

(iii)           If and to the extent that the Purchaser, in connection with its subscription for any newly-authorized shares of Common Stock in connection with any exercise of a Mandatory Issuance Right or an Exchange Right under this Agreement or the 2005 Exchange Agreement, contributes, transfers or assigns an amount (whether or not such amount is in the form of cash or all or a portion of the Note or the 2005 Note) to Holdings as paid-in capital for all or a portion of such shares of Common Stock (the “Contributed Amount”), then, (a) at the Closing (if any), Holdings shall pay to Purchaser in cash a fee in an amount equal to the interest that would have accrued on such Contributed Amount under the Note or the 10.00% Exchangeable Senor Subordinated Note dated as of June 2, 2005 (the “2005 Note”) in respect of which such Mandatory Issuance Right or Exchange Right was exercised since it was exercised or (b) if the Closing does not occur prior to the 60th Business Day after the delivery of an Exchange Notice or Mandatory Issuance Notice, as applicable, Holdings shall promptly return such Contributed Amount to Purchaser (together with a fee in cash in an amount equal to the interest that would have accrued on such Contributed Amount under the Note or the 2005 Note in respect of which such Mandatory Issuance Right or Exchange Right was exercised since it was exercised), in cash or by return of the applicable portion of the Notes or the 2005 Notes contributed to Holdings.  Notwithstanding any other agreement entered into by and among the Purchaser, Holdings and the Company, the period provided for in this Section 6(a)(iii) may be extended with the prior consent of the Purchaser for good cause, which consent shall not be unreasonably withheld.

(b)           Filings; Etc.  Subject to the terms and conditions herein provided, Purchaser, Holdings and the Company shall:

(i)           make any required filings, and obtain the consents, approvals, permits or authorizations, required to be made or obtained prior to the Closing or a Subsequent Closing, as the case may be, with or from any Governmental Agency;

(ii)           to the extent permitted by Law and Regulation, agree not to participate in any meeting or discussion with any Governmental Agency in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless they consult with the other parties in advance and, to the extent permitted by such Governmental Agency, gives the other parties the opportunity to attend and participate in such meeting or discussion;

(iii)           to the extent permitted by Law and Regulation, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their subsidiaries and their respective representatives on the one hand, and any Governmental Agency or members of any such agency’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; and

(iv)           furnish the other parties with such necessary information and reasonable assistance as such other parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

(c)           Without limiting Section 6(b), Purchaser, Holdings and the Company shall:

(i)           each use reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement; and

(ii)           each use reasonable best efforts to take any and all steps necessary to obtain any consents and approvals or make any required filings under Section 6(b) above or eliminate any impediments to the consummation of the transactions contemplated by this Agreement.

(d)           [Intentionally Omitted.]

(e)           BSP Filings.  (i)  Holdings and the Company agree that, on or prior to September 30, 2008, they shall have (A) taken all action necessary to register the full amount of the Notes as a foreign currency loan with the BSP and (B) obtained the related BSRD (the “Notes BSRD”); provided, however, that if Purchaser delivers to Holdings an Exchange Notice prior to September 30, 2008, Holdings and the Company shall promptly take all action necessary to register the amount of Notes subject to such Exchange Notice and obtain the related Notes BSRD by the later of September 30, 2008 or 15 days from receipt of the relevant Exchange Notice.  Such action shall include filing of proof of receipt of the Purchase Price, documents pertaining to the use of proceeds from the Purchase Price and all other documents that may be required by the BSP to register the Notes and issue the Notes BSRD.

(ii)           Holdings and the Company agree that, for the benefit of Purchaser or any transferee of Purchaser, they shall have (A) within 5 days of the Closing or any Subsequent Closing, taken all action necessary to register the shares of Common Stock issuable upon exchange of the Notes or pursuant to Mandatory Issuance with the BSP and (B) within 30 Business Days of the Closing or the Subsequent Closing obtained the related BSRD (the “Shares BSRD”); provided, however, that in the event that Purchaser exercises an Exchange Right prior to September 30, 2008, all actions set forth in this Section 6(e)(ii) shall be completed within 60 Business Days of such Closing or Subsequent Closing instead of 30 Business Days.  The period provided for in this Section 6(e)(ii) may be extended with the prior consent of the Purchaser for good cause, which consent shall not be unreasonably withheld.  Such action shall include filing of the requisite Notes BSRD, if applicable, and all other documents that may be required by the BSP to register the shares of Common Stock and issue the Shares BSRD.

7.           Conditions.

The obligations of Holdings and Purchaser to complete the exchange of Notes for Common Stock upon the exercise of an Exchange Right or to consummate a Mandatory Issuance upon exercise of a Mandatory Issuance Right shall be subject to the conditions that (a) the issuance of Common Stock will not require registration of the Common Stock under the Securities Act or any other securities laws and (b) none of the parties hereto shall be subject to any Law that prohibits the consummation of the transactions contemplated hereby or decree, order or injunction that prohibits the consummation of the transactions contemplated hereby issued by a court of competent jurisdiction of (i) the United States or any state or other jurisdiction in the United States or (ii) the Republic of the Philippines; provided, however, that, prior to invoking this condition, each party shall have complied with Section 6(b), and with respect to other matters not covered by Section 6(b), shall have used its reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no Law or Regulation shall have been enacted by any Governmental Agency which prohibits or makes unlawful the consummation of the transactions contemplated by this Agreement.

8.           Owners of Notes Not Deemed Shareholders.

No owner of Notes shall, as such, be entitled to vote or be deemed the holder of Common Stock that may at any time be issuable upon exercise of Exchange Rights or Mandatory Issuance Rights for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the owner of the Notes, as such, any of the rights of a shareholder of Holdings or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings until such owner shall have exercised Exchange Rights or Mandatory Issuance Rights in accordance with the provisions hereof.

9.           General Provisions

(a)           Survival of Representation and Warranties.  The representations and warranties of Holdings and Purchaser shall survive the Closing and each Subsequent Closing until all of the Notes have been exchanged into shares of Common Stock or assigned to Holdings, as applicable, paid at maturity or are redeemed in accordance with their terms and all of the Mandatory Issuance Shares have been issued, if applicable.

(b)           Notice Generally.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service or by facsimile transmission (with written confirmation of receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 9(b)):

(i)           If to Purchaser, at

Merrill Lynch Global Emerging Markets Partners, LLC
World Financial Center, North Tower
250 Vesey Street
New York, NY  10080
Attention:  Frank J. Marinaro
Facsimile:  (212) 449-7902

and to any Holder, at the address
provided by such Holder

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY  10022
Attention:  Stephen Besen
Facsimile:  (212) 848-7179

(ii)           If to Holdings or the Company, at

PSi Technologies, Inc.
Electronics Avenue
FTI Complex, Taguig
Metro Manila
Philippines
Attention:  Arthur J. Young, Jr.
Facsimile:  (632) 816-2180

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue
Washington, DC  20036-1564
Attention:  Prakash H. Mehta
Facsimile:  (202) 887-4288

and to:

H.G. Tiu Law Offices
No. 48, SMC Court
Celery Drive, Valle Verde 5
Pasig City, Metro Manila
Philippines 1600
Attention:  Helen Go Tiu
Facsimile:  (632) 637-6724

(c)           Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided.  The rights of Purchaser with respect to the Notes shall be transferred to any Person who is a transferee of such Notes.  All obligations of Holdings hereunder shall survive any such transfer.  No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(d)           Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e)           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(i)           Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York State or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(ii)           Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or at equity.  WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT,

EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

(f)           Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g)           Amendments.  This Agreement may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of the Holders of a majority of the principal amount of the Notes outstanding at such time, voting together as a single class; provided, however, that no amendment, supplement or modification can be made to the terms of the Exchange Right, including the Note Exercise Price, or the Mandatory Issuance Rights, without the written consent of each Holder affected thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Holder to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(h)           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(i)           Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(j)           Construction.  Each party hereto acknowledges and agrees that it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

(k)           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

PSI TECHNOLOGIES HOLDINGS, INC.

By:	/s/
	Name:	Arthur J. Young, Jr.
	Title:	Chairman of the Board and Chief
Executive Officer

PSI TECHNOLOGIES, INC.

By:	/s/
	Name:	Arthur J. Young, Jr.
	Title:	Chairman of the Board and Chief
Executive Officer

MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC

By:	Merrill Lynch Global Emerging Markets Partners, L.P., as its Managing Member

By:	Merrill Lynch Global Capital, L.L.C., as its General Partner

By:	Merrill Lynch Global Partners, Inc., as its Managing Partner

By:	/s/
Name:
Title: